Exhibit 99.1

OPHTHALMIC IMAGING SYSTEMS	CONTACTS:
Gil Allon, CEO
221 Lathrop Way, Suite I	Ariel Shenhar, CFO
(916) 646-2020
Sacramento, CA 95815

INVESTOR RELATIONS
Todd Fromer / Garth Russell
KCSA Worldwide
212-896-1215 / 212-896-1250

FOR IMMEDIATE RELEASE

OPHTHALMIC IMAGING SYSTEMS REPORTS SECOND QUARTER 2007 RESULTS

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Company Reports 23rd Consecutive Profitable Quarter

SACRAMENTO, Calif., August 3, 2007 – Ophthalmic Imaging Systems (OIS) (OTC BB: OISI) today reported financial results for the three and six month periods ended June 30, 2007.

For the six months ended June 30, 2007, OIS reported net revenues of $7.8 million compared with net revenues of $7.5 million for the same period last year. Net income for the six months ended June 30, 2007 was $1.1 million, or $0.07 and $0.06 earnings per basic and diluted share, respectively, compared with net income of $1.0 million, or $0.06 earnings per basic and diluted share, for the first six months of 2006.

For the quarter ended June 30, 2007, OIS reported net revenues of $3.6 million, compared with net revenues of $3.8 million for the same period in 2006. Net income for the second quarter of 2007 was $0.5 million, or $0.03 earnings per basic and diluted share, compared with net income of $0.5 million, or $0.03 earnings per basic and diluted share, for the second quarter of 2006.

As of June 30, 2007, the company reported total shareholder equity was $9.4 million, compared to $8.2 million as of December 31, 2006.

Gil Allon, Chief Executive Officer of OIS, stated, “During the second quarter, OIS experienced steady sales for its digital imaging equipment business. However, the impact of two large contracts over the second and third quarters of 2006 offset potential sales growth in the second quarter. Additionally, sales of OIS’s ophthalmic PACS (Picture Archiving and Communication Systems), part of the Company’s Ophthalmology Office offering, continues to gain traction in the market. As one of the first providers of ophthalmic PACS software specifically designed for ophthalmologists, OIS is strategically positioned to tap its existing client base and emerge as a leader in the space. OIS believes the market is at a turning point and expects a growing number of its clients will begin to adopt ophthalmic PACS over the next few years.”

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In addition, OIS recently strengthened its Sales and Marketing capabilities with the addition of Mark Hollingworth as Vice President of Marketing and promotion of Tony Migon to Vice President Sales. Mr. Hollingworth and Mr. Migon replaced Steve Verdooner, former President in charge of Sales and Marketing.

Mr. Hollingworth brings approximately 25 years of experience in medical sales, marketing and general management to OIS, including more than 18 years in Ophthalmology with companies such as Storz Ophthalmics and Bausch & Lomb Surgical. Most recently Mr. Hollingsworth was Director of Global Sales and Marketing for SOLX Incorporated.

Mr. Migon has more than six years experience with OIS, and 25 years experience in medical sales with companies such as Philips Medical, Marconi Medical, Elscint Ltd. and Toshiba Medical. He has successfully directed the launch of a variety of national and international sales campaigns for new medical devices. Before joining OIS in 2001, Mr. Migon was Director of Medical Products Division for Computron Display Systems Inc.

Mr. Allon added, “We are pleased to welcome Mark Hollingworth as our new Vice President of Marketing, and congratulate Tony Migon on his promotion to Vice President of Sales. We believe these two seasoned professionals strengthen our management team and will help build OIS’ sales and marketing capabilities as the Company looks to effectively expand its offerings and global reach. Mark and Tony’s proven leadership and 50 years of combined experience at leading medical companies will play a major role in further developing OIS as a global ophthalmology brand.”

About Ophthalmic Imaging Systems
Ophthalmic Imaging Systems (www.oisi.com), a majority-owned subsidiary of MediVision, is the leading provider of ophthalmic digital imaging systems. The Company designs, develops, manufactures and markets digital imaging systems and informatics solutions for the eye care market. With over twenty years in the ophthalmic imaging business, the Company has consistently introduced new, innovative technology. The Company, together with MediVision, co-markets and supports their products through an extensive network of dealers, distributors, and direct representatives.

OIS is a registered member Company listed on www.OTCVillage.com.

Statements in this press release which are not historical data are forward-looking statements which involve known and unknown risks, uncertainties, or other factors not under the Company’s control, which may cause actual results, performance, or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company’s periodic filings with the Securities and Exchange Commission.

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Selected Financial Data
Condensed Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
NET REVENUES	$3,617,633	$3,817,196	$7,778,013	$7,467,890
COST OF SALES	$1,585,473	$1,691,077	$3,314,019	$3,255,234

GROSS PROFIT	$2,032,160	$2,126,119	$4,463,994	$4,212,656
SALES AND MARKETING	$788,670	$806,754	$1,676,004	$1,651,173
RESEARCH AND DEVELOPMENT	$392,292	$396,341	$800,820	$762,248
GENERAL AND ADMINISTRATIVE	$434,434	$401,866	$955,462	$768,900

TOTAL OPERATING EXPENSES	$1,615,396	$1,604,961	$3,432,286	$3,182,321

INCOME FROM OPERATIONS	$416,764	$521,158	$1,031,708	$1,030,335
INTEREST AND OTHER EXPENSE, NET	$64,686	$14,136	$107,324	($10,165)

NET INCOME BEFORE INCOME TAXES	$481,450	$535,294	$1,139,032	$1,020,170
INCOME TAXES	($23,743)		($28,182)

NET INCOME	$457,707	$535,294	$1,110,850	$1,020,170

BASIC NET INCOME PER SHARE	$0.03	$0.03	$0.07	$0.06

SHARES USED IN THE CALCULATION OF BASIC EARNINGS PER SHARE	16,547,664	16,087,041	16,528,171	15,988,102

DILUTED NET INCOME PER SHARE	$0.03	$0.03	$0.06	$0.06

SHARES USED IN THE CALCULATION OF DILUTED EARNINGS PER SHARE	17,995,485	17,750,871	18,176,171	17,622,920

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